Exhibit 99.1


The amount reported includes 615,190.80 membership units of Rural LEC Acquisition LLC that were acquired by Seaport Capital Partners II, L.P. Mr. McCall is a partner of Seaport Capital Partners. Mr. McCall disclaims ownership of all securities reported herein in excess of his pecuniary interests, if any, and this report shall not be deemed an admission that he is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.